Yael Zheng Joins the Poly Board of Directors

Zheng Brings More than 20 Years of Technology and Marketing Experience as CMO of Bill.com, and leadership roles at Medallia, VMWare

SANTA CRUZ, Calif. – Nov. 17, 2020 – Poly (NYSE: PLT) announced today that Yael Zheng, chief marketing officer of Bill.com, Inc., has been appointed by Poly’s Board to serve as a member of the Board and its Strategy Committee, effective November 12, 2020.

“Yael is a proven go-to-market leader with a wide range of B2B marketing experience across software, infrastructure and hardware that will offer invaluable perspective for Poly’s business and our customers,” said Dave Shull, chief executive officer, Poly. “She is joining our Board of Directors at a critical time as we experience record-level demand and sales, and return to be a growth company.”

Zheng has held leadership roles at numerous Silicon Valley companies and was instrumental in supporting efforts at these companies to scale from early stages to post-IPO. She currently leads marketing to drive awareness, demand, and growth at Bill.com, a provider of cloud-based software that automates accounts payables and receivables processes for SMBs and mid-sized companies. Prior to Bill.com, Zheng built the marketing team from the ground up as a consultant for Medallia. At VMware, she led the corporate and worldwide marketing teams where she oversaw key initiatives that supported the company’s hyper growth to a post-IPO, multi-billion dollar market leader of cloud software.

“Poly has a strong product portfolio, customer base and internal talent,” said Zheng. “As the future of work evolves, Poly faces an unprecedented opportunity to help impact the lives of people around the world with premium-grade technology that enables work from anywhere. I look forward to joining the Board of Directors to help contribute to the company’s success and drive shareholder value.”

Zheng has a Bachelor of Science in Materials Science and Engineering from Massachusetts Institute of Technology and an MBA from Haas School of Business at University of California, Berkeley.

Zheng becomes the second female director and tenth member of the Board.

About Poly
Poly (Plantronics, Inc. – formerly Plantronics and Polycom) is a global communications company that powers meaningful human connection and collaboration. Poly combines legendary audio expertise and powerful video and conferencing capabilities to overcome the distractions, complexity and distance that make communication challenging. Poly believes in solutions that make life easier when they work together and with our partners' services. Poly is one of the global industry leaders offering headsets, video and audio conferencing, desk phones, analytics software and services. For more information visit www.Poly.com.

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